Exhibit 99.1

FOR IMMEDIATE RELEASE

January 16, 2020

CenterState Bank Corporation

Announces 27.3% Dividend Increase and Approval of New 6.5 Million Share Repurchase Program

WINTER HAVEN, FL. – January 16, 2020 - CenterState Bank Corporation (NASDAQ: CSFL) (the “Company” or “CenterState”) announced today that the Board of Directors of the Company increased its quarterly cash dividend on its common stock from $0.11 per share to $0.14 per share, representing an increase of 27.3%.

In addition, the Company’s Board of Directors approved a new two year share repurchase program of up to 6,500,000 shares of the Company’s outstanding common stock, which represents approximately 5% of the Company’s outstanding shares as of December 31, 2019.  The shares may be purchased from time to time in open market or negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission and other legal requirements.  Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interest of both the Company and its shareholders, subject to the availability of shares, general market conditions, the trading price of the shares, and alternative uses for capital.  This stock repurchase program replaces the stock repurchase plan authorized on April 25, 2019 and will be for a two-year period from January 16, 2020 to January 16, 2022.  The program and does not obligate the Company to acquire any specific number of shares and may be suspended or discontinued at any time.  At December 31, 2019, the Company had 125,173,597 shares of its common stock outstanding.

“We are pleased to announce another increase in our dividend”, said John C. Corbett, Chief Executive Officer of the Company.  “We believe the Company’s strong profitability and sound capital position support this 27.3% increase.  We also are pleased our capital position and capital formation rate provide us the flexibility to continue to use our share repurchase program to return capital to shareholders when appropriate.”

As previously announced, CenterState will release earnings on Monday, January 27th, after the market closes, with a conference call scheduled for the following morning at 9:00 Eastern.

About CenterState Bank Corporation

CenterState operates as one of the largest community bank franchises headquartered in the state of Florida.  Both the Company and its nationally chartered bank subsidiary, CenterState Bank, N.A. (the “Bank”), are based in Winter Haven, Florida, between Orlando and Tampa.  With over $17 billion in assets, the Bank provides traditional retail, commercial, mortgage, wealth management and SBA services throughout its Florida branch network and customer relationships in neighboring states.  The Bank also has a national footprint, serving clients coast to coast through its correspondent banking division.

For additional information contact John C. Corbett (CEO), Stephen D. Young (COO) or William E. Matthews (CFO) at 863-293-4710.

Forward Looking Statements

Information in this press release, other than statements of historical facts, may constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, CenterState’s plans, objectives, expectations and intentions, and other statements that are not historical facts.  Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “scheduled,” “plans,” “intends,” “anticipates,” “expects,” “believes,” estimates,” “potential,” or “continue” or negative of such terms or other comparable terminology.  All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of CenterState to differ materially from any results expressed or implied by such forward-looking statements.  Such factors include, among others, the impact on failing to implement our business strategy, including our growth and acquisition strategy, including the merger with NCOM and its integration; the ability to successfully integrate our acquisitions, including that of NCOM; additional capital requirements due to our growth plans; the impact of an increase in our asset size to over $10 billion; the risks of changes in interest rates and the level and composition of deposits; loan demand, the credit and other risks in our loan portfolio and the values of loan collateral; the impact of us not being able to manage our risk; the impact on a loss of management or other experienced employees; the impact if we failed to maintain our culture and attract and retain skilled people; the risk of changes in technology and customer preferences; the impact of any material failure or breach in our infrastructure or the infrastructure of third parties on which we rely including as a result of cyber-attacks; or material regulatory liability in areas such as BSA or consumer protection; or other areas of legal or other liability as a result of law suits, other legal proceedings, or information-gathering requests, investigations and other proceedings by government and self-regulatory agencies, reputational risks from such failures or liabilities or other events; legislative and regulatory changes; general competitive, political, legal, economic and market conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather, natural disasters and other catastrophic events that may or may not be caused by climate change; and other factors discussed in our filings with the Securities and Exchange Commission under the Exchange Act.  Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2018, and otherwise in our SEC reports and filings, which are available in the “Investor Relations” section of CenterState’s website, http://www.centerstatebanks.com.  Forward-looking statements speak only as of the date they are made. You should not expect us to update any forward-looking statements.